Exhibit 99.1

Vivos Therapeutics Announces Binding Agreement for Senior Debt-to-Equity Exchange of Up to $4.5 Million from Streeterville Capital to Support Continued Nasdaq Listing

LITTLETON, Colo., June 5, 2026 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and healthcare services company focused on the treatment of breathing-related sleep disorders and associated chronic health conditions, including obstructive sleep apnea (“OSA”), today announced that it has entered into a binding agreement with its senior, secured lender, Streeterville Capital, LLC (Streeterville) to exchange up to $4.5 million of its outstanding debt into a combination of perpetual, nonconvertible preferred stock and shares of common stock of the Company.

In addition, the agreement includes commitments from Streeterville to suspend any calls for repayments of its debt and any sales of Company securities for 90 and 60 days, respectively, from the date the debt-to-equity exchange becomes effective.

In June 2025, Vivos completed the acquisition of the operating assets of The Sleep Center of Nevada (SCN), the largest operator of medical sleep centers in Nevada, marking the Company’s first major acquisition of a sleep testing center and associated medical sleep practice. The transaction, supported by debt financing from Streeterville and an equity investment from an affiliate of existing Vivos investor, New Seneca Partners, transformed the Company’s business model and its revenue and earnings potential.

The debt-to-equity exchange will be supported by, and is contingent on the completion of one or more qualifying equity financings on terms acceptable to the Company. There can be no assurance that any such financing will be completed, that the conditions to Streeterville’s exchange will be satisfied, or that any debt will ultimately be exchanged as contemplated.

The conversion of Streeterville’s debt into preferred and common stock, combined with the contemplated equity raise, is intended to improve the Company’s stockholders’ equity and advance its stockholders’ equity remediation plan to comply with Nasdaq’s listing standards. The transactions would, if consummated, also lower the Company’s debt service obligations, including suspending them for 90 days, which is expected to assist the Company’s cash flows and support liquidity.

This press release is being issued for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any securities offering, if undertaken, will be made only pursuant to applicable securities laws and definitive offering documents.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology and healthcare services company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking Complete Airway Repositioning and Expansion (CARE) devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

OSA affects over 1 billion people worldwide, yet 80% or more remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it is closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, legacy OSA treatments like CPAP are often mechanistic and fail to address the root causes of OSA.

Founded in 2016 and based in Littleton, Colorado, Vivos is working to change this. Through innovative technology, education, and acquisitions of, or commercial collaborations with, sleep healthcare providers, Vivos is empowering healthcare providers to address the complex needs of OSA patients more thoroughly.

Vivos calls the use of its appliances and protocols to treat OSA The Vivos Method, which offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, and statements of the Company’s management and third parties (including Seneca) made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “aim,” “goal” and derivations of such words and similar expressions about the future are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual benefits of the debt restructuring, potential equity raise, the Company’s new model described herein and actual revenue and cash flow results) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to raise the required new equity timely or in sufficient amounts, which would cause the commitment debt-to-equity exchange to become null and void; (ii) the risk that Vivos may be unable benefit fully or at all from the transactions discussed herein, even if they are consummated, (iii) the risk that Vivos may be unable to implement revenue, sales and marketing strategies and other strategies that increase revenues, (iv) the risk that some patients may not achieve the desired results from using Vivos products, (v) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (vi) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all, or maintain its Nasdaq listing due to, among other things, a deficiency in its stockholders’ equity; (vii) market and other conditions, and (viii) other risk factors described in Vivos’ filings with the SEC. Vivos’ filings can be obtained free of charge at https://vivos.com/investors/sec-filings/. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Jennifer Hauser

Investor Relations Contact

investors@vivoslife.com